Exhibit B

                          ARTICLES OF AMENDMENT TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                                SURGILIGHT, INC.

      SURGILIGHT, INC., a Florida corporation (the "Corporation"), hereby amends its Articles of Incorporation as follows:

      Article V of the Articles of Incorporation of the Corporation is hereby amended to delete paragraph 4 in its entirety and to substitute a new paragraph 4 to read as follows:

                                   ARTICLE V.

      4. Designation and Description of Series B Convertible Preferred Stock. The Corporation hereby designates 10,000,000 shares of its authorized but unissued Preferred Stock as Series B Convertible Preferred Stock, par value $0.0001 per share. The Series B Convertible Preferred Stock hereby authorized for issuance shall have the following terms, preferences, limitations and relative rights:

      A. Definitions

            Aggregate Purchase Price. The term "Aggregate Purchase Price" shall mean $500,000.

            Board of Directors. The term "Board of Directors" shall mean the Board of Directors of the Corporation.

            Business Day. The term "Business Day" shall mean any day, other than a Saturday or Sunday or a day on which banks in the State of New York are authorized or required by law, regulation or executive order to close.

            Capital Stock. The term "Capital Stock" shall mean (i) the authorized shares of the Corporation's capital stock, including all classes of common, preferred, voting and nonvoting capital stock, (ii) any rights, options or warrants to purchase any capital stock (including all classes of common, preferred, voting and nonvoting capital stock) of the Corporation, and (iii) securities of any type whatsoever that are, or may become, convertible into or exercisable or exchangeable for, or that carry or may carry rights to subscribe for, any capital stock (including all classes of common, preferred, voting and nonvoting capital stock) of the Corporation, including options and warrants and any other instruments which may be convertible into shares of Common Stock.

            Common Stock. The term "Common Stock" shall mean (a) all classes of the common stock of the Corporation, (b) any other Capital Stock of the Corporation, however designated, authorized on or after the date hereof, which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or

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involuntary  liquidation,  dissolution or winding up of the  Corporation and (c)
any other securities into which or for which any of the securities described in clause (a) or (b) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, consolidation, sale of assets or other similar transaction.

            Conversion Price. The term "Conversion Price" shall mean the conversion price of the shares of the Series B Preferred into shares of Common Stock, such price being calculated pursuant to the following formula:

            X/Y

Where       X = The Aggregate Purchase Price; and

            Y = The number of shares of Common Stock issued and outstanding and issuable with respect to any Capital Stock outstanding on a Fully Diluted Basis divided by .45 minus the number of shares of Common Stock issued and outstanding or issuable with respect to any Capital Stock on a Fully Diluted Basis

            Dividend Payment Date. The term "Dividend Payment Date" shall have the meaning set forth in Section 5(a) hereof

            Dividend Period. The term "Dividend Period" shall mean the period from, and including, the Initial Issue Date to, but not including, the first Dividend Payment Date, and thereafter each quarterly period from, and including, the Dividend Payment Date to, but not including, the next Dividend Payment Date (or earlier date on which dividends are paid).

            Fully Diluted Basis. The term "Fully Diluted Basis" shall mean the total number of shares of Capital Stock deemed to be outstanding immediately prior to conversion.

            Initial Issue Date. The term "Initial Issue Date" shall mean the date that shares of Series A Preferred Stock are first issued by the Corporation.

            Initial Purchase Price. The term "Initial Purchase Price" shall mean the initial price of the shares of the Series B Preferred, such price being $.05 per share.

            Liquidation. The term "Liquidation" shall mean (i) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (ii) the merger or consolidation of the Corporation with or into any other corporation, partnership or entity in which the stockholders of the Corporation receive cash or securities in complete exchange for the Capital Stock of the Corporation then held by them and the shareholders of the Corporation immediately prior to such event of Liquidation do not own a majority of the outstanding shares of voting stock of the surviving Person or (iii) a distribution of property or funds from the Corporation to its stockholders in connection with the sale of all or substantially all of the assets of the Corporation.


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            Liquidation  Preference  Amount.  The term  "Liquidation  Preference
Amount" of each share of Series B Preferred shall be $.30, such amount representing six (6) times the amount of the Initial Purchase Price.

            Person. The term "Person" (or "Persons" as the context may require) means an individual, a corporation, a partnership, limited liability company, a firm, a joint venture, an association, a trust, an unincorporated organization, a government, foreign or domestic, or any agency or political subdivision thereof or any other entity engaging in commercial activities.

            Preferred Stock. The term "Preferred Stock" shall mean the Capital Stock of the Corporation issued from time to time by the Corporation and designated as Preferred Stock of the Corporation in its Certificate of Incorporation or a certificate of designation adopted and filed pursuant to Florida Law.

            Record Date. The term "Record Date" shall mean, for any class or series of Capital Stock, the date designated by the Board of Directors at the time a dividend is declared as the date for determining holders of record entitled to such dividend; provided, however, that such Record Date shall be the first day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board of Directors for the payment of dividends that is not more than thirty (30) days nor less than ten (10) days prior to such Dividend Payment Date.

            Series B Preferred. The term "Series B Preferred" shall mean the shares of Series B Convertible Preferred Stock.

      B. Rights and Preferences. The Series B Preferred shall entitle the holder(s) thereof to exercise the voting rights, to participate in the distribution and to have the benefits as set forth below and as required by applicable law.

            (a) Dividends. Dividends shall accrue and be cumulative on each share of Series B Preferred from the Initial Issue Date. The holders of Series B Preferred shall be entitled to receive, before any dividend shall be declared and paid upon or set aside for any other Capital Stock, dividends payable in cash or Common Stock of the Corporation, at the option of the Corporation, at the rate per annum per share equal to fifteen percent (15%) per share of the Initial Purchase Price (the "Dividend Amount") and the Board of Directors shall declare and cause such dividends to be paid out of funds legally available for such purpose, and no more, payable in annual payments on the last day of December in each year (each a "Dividend Payment Date"), unless such day is not a Business Day, in which case on the next Business Day, commencing on December 31, 2007, to holders of record as they appear on the stock transfer books of the Corporation on the applicable Record Date. Dividends payable on the Series B Preferred for all periods, including any period less than a full quarter, shall be computed on the basis of a 365 or 366 day year, as the case may be, and paid for the actual number of days elapsed. In the event that a Dividend shall be declared by the issuance of Common Stock of the Corporation, then the amount of shares so issuable shall be calculated by dividing the Dividend Amount by the Conversion Price then in effect.


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

            (b) Dividends on shares of Series B Preferred shall be cumulative from the Initial Issue Date (whether or not there shall be net profits or assets of the Corporation legally available for the payment of such dividends), so that if at any time dividends upon shares of Series B Preferred shall not have been paid or declared and a sum sufficient for payment thereof set apart, the amount of the deficiency in such dividends shall be fully paid or dividends in such amount shall be declared on the shares of Series B Preferred and a sum sufficient for the payment thereof shall be set apart for such payment, before any dividend shall be declared or paid or any other distribution ordered or made upon any other Capital Stock and before any sum or sums shall be set aside for or applied to the purchase, redemption, other retirement or acquisition of any other Capital Stock. All dividends declared upon the Series B Preferred shall be declared pro-rata per share. All payments due under this Section (b) to any holders of shares of Series B Preferred shall be made to the nearest cent. So long as there exist any accrued dividends, the Corporation shall not pay or declare any dividends on or make or set aside any other distribution on any other Capital Stock.

      C. Liquidation Preference. In the event of aLiquidation distributions to the stockholders of the Corporation shall be made in the following manner:

            (a) The holders of the Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, the amount equal to the Liquidation Preference Amount (appropriately adjusted as set forth in Section E for each share of Series B Preferred then held by them and, in addition, in each case an amount equal to all cumulated and unpaid dividends on the Series B Preferred.

            (b) After setting apart or paying in full the preferential amounts due pursuant to Section C(a) above the remaining assets of the Corporation available for distribution to stockholders, if any, shall be distributed pro rata to the holders of Series B Preferred and Common Stock.

            (c) Notwithstanding any other provision of this Section C(c), the Corporation may at any time, out of funds legally available therefor, repurchase shares of Common Stock of the Corporation issued to or held by employees, officers or consultants of the Corporation or its subsidiaries upon termination of their employment or services, pursuant to any agreement providing for such right of repurchase, whether or not dividends on the Series B Preferred shall have been declared and funds set aside therefor and such repurchases shall not be subject to the liquidation preferences of the Series B Preferred.

            (d) In the event the Corporation proposes to distribute assets other than cash in connection with any Liquidation, the value of the assets to be distributed to the holder of shares of Series B Preferred and Common Stock shall be determined in good faith by the Board of Directors. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:


                  (i) If traded on a securities exchange, the value shall be deemed to be the average of the security's closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;


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                  (ii) If actively traded  over-the-counter,  the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

                  (iii)If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board.

      The method of  valuation of  securities  subject to  investment  letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i),
(ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board.

      D. Voting Rights.

            (a) The holders of record of shares of Series B Preferred shall be entitled to vote on all matters presented for vote to the holders of the Common Stock on a per share basis with one vote for each share of Series B Preferred. At such time as the Corporation shall amend its articles of incorporation to eliminate the requirement that shares of Series B Preferred vote on a per share basis, then the holders of record of shares of Series B Preferred shall be entitled to vote on all matters presented for vote to the holders of the Common Stock and each share of Series B Preferred shall be entitled to a number of votes equal to the number of shares of Common Stock issuable upon conversion of a share of Series B Preferred Stock into Common Stock.

            (b) The Corporation shall not, and shall cause its subsidiaries not to, without the prior consent or affirmative vote of the holders of a majority of the shares of the Series B Preferred outstanding at the time, given in person or by proxy, either in writing or at a meeting (such Series B Preferred voting separately as a class):

                  (A) authorize, designate or issue, whether by reclassification or otherwise, any security ranking senior, equal or junior to the Series B Preferred in right of redemption, liquidation, voting or dividends, whether by amendment to its Certificate of Incorporation, certificates of designation or otherwise;

                  (B) enter into any transaction or agreement with affiliates on terms more favorable to the Corporation than it would obtain in a transaction between unrelated parties;

                  (C)  incur   indebtedness   for  borrowed  money  from  banks,
insurance companies or other financing institutions in excess of $100,000 other than indebtedness contemplated in a budget approved by the Board of Directors,

                  (D) make any material change in the nature of its business as carried on at the date hereof or as contemplated in the annual business plan as approved by the Board of Directors;

                  (E) amend, alter or repeal any provision of its Certificate of Incorporation or Bylaws that alters or changes the voting or other powers, preferences, or other rights appurtenant to the Series B Preferred, whether by merger, consolidation or otherwise;


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

                  (F) become obligated to make expenditures in excess of $50,000 except in the ordinary course of business or pursuant to a budget approved by the Board of Directors;

                  (G) merge, consolidate, liquidate, wind up or dissolve itself or convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of the business, properties or fixed assets of the Corporation, or any subsidiary, or acquire by purchase all or substantially all of the business, properties or fixed assets of, or stock in any business;

                  (H) declare or pay any dividends, return any capital or make any distribution of assets to its stockholders except for a stock split;

                  (I) redeem or repurchase any outstanding stock or warrants;

                  (J) increase the number of shares reserved under any plan adopted by the Corporation for issuance of equity to employees, non-employee directors and consultants;

                  (K) appoint, hire, remove or change any executive officer of the Corporation, and

                  (L) issue additional shares of Series B Preferred Stock on any terms, additional shares of Common Stock, if the issuance is for a consideration per share less than the Conversion Price then in effect, or issue any security or indebtedness exercisable or convertible into Common Stock, if the exercise price or conversion price per share is less than the Conversion Price then in effect.

            (c) The Corporation shall not amend, alter or repeal the provisions of this Certificate, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series B Preferred or the holders thereof.

            (d) The holders of Series B Preferred, as a class, shall be entitled to the right to appoint two (2) members to the Board of Directors of the Corporation.

      E. Conversion. The holders of the Series B Preferred have conversion rights as follows (the "Conversion Rights"):

            (a ) Right to Convert Series B Preferred. At such time as the Corporation shall have a sufficient number of authorized shares of Common Stock (the "Conversion Right Date"), the shares of Series B Preferred shall be convertible, at the option of the holder thereof, into shares of Common Stock (the "Series B Conversion Shares") by dividing (i) the Aggregate Purchase Price by (ii) the Conversion Price then in effect.

            (b) Automatic Conversion. At such time after the Conversion Right Date, the shares of Series B Preferred shall automatically be converted into shares of Common Stock and upon the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of securities for the account of the Corporation to the public for aggregate gross proceeds to the Corporation of a minimum of $20,000,000. In the event of the automatic conversion of the Series B Preferred upon a public offering as aforesaid, the Person(s) entitled to receive the Common Stock issuable upon such


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

conversion of Series B Preferred or shall not be deemed to have converted such Series B Preferred until immediately prior to the closing of such sale of securities.

            (c) Mechanics of Conversion. Before any holder of Series B Preferred shall be entitled to convert the same into the Series B Conversion Shares and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred a certificate or certificates for the number Series B Conversion Shares to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred to be converted, and the person or persons entitled to receive the Series B Conversion Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

            (d) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series B Preferred such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred, in addition to such other remedies as shall be available to the holder of such Series B Preferred, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

            (e) Adjustments for Stock Dividends, Subdivisions, Combinations or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided, into a greater or less number of shares of Common Stock, the Conversion Price shall, concurrently with the effectiveness of such subdivision, be proportionately increased or decreased.

            (f) Adjustments for Other Distributions. In the event the Corporation at any time or from time to time makes, or files a Record Date for the determination of holders of Common Stock entitled to receive any distribution payable in securities or assets of the Corporation other than shares of Common Stock, then and in each such event, provision shall be made so that the holders of Series B Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities or assets of the Corporation which they would have received had their Series B Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this Section E with respect to the rights of the holders of the Series B Preferred.

            (g) Adjustments for Reclassification, Exchange and Substitution. If the Series B Conversion Shares shall be changed into the same or a different number of shares of any other


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Series or classes of stock, whether by capital reorganization,  reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event, the holder of each share of Series B Preferred shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series B Preferred immediately before that change, all subject to further adjustment as provided herein.

            (h) Adjustments for Reorganizations, Mergers or Consolidations. If at any time or from time to time, there is a capital reorganization of the Common Stock or the merger or consolidation of the Corporation with or into another corporation or another entity or person (other than a Liquidation), as a part of such capital reorganization, merger or consolidation, provision shall be made so that the holders of the Series B Preferred shall thereafter be entitled to receive, upon conversion of the Series B Preferred, the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion on such date that would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of Section C with respect to the rights of the holders of Series B Preferred after the capital reorganization to the end that the provisions of this Section E (including adjustment of the Conversion Price then in effect and the number of Series B Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

            (i) No Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation to benefit holders of the Series B Preferred, but shall at all times act in good faith to carry out all the provisions of Section E to benefit the holders of the Series B Preferred and take all such actions as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred against impairment.

            (j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to Section E, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

            (k) Miscellaneous. All calculations under this Section E shall be made to the nearest one ten thousandth (1/10000) of a share, as the case may be.

The foregoing Amendment was adopted on April 9, 2007, by the Board of Directors at a meeting duly held pursuant to Section 607.0820 of the Florida Statutes. As set forth in the Articles of Incorporation, this Amendment to designate a series of preferred stock was adopted and is effective without shareholder action, and shareholder action was not required.

Except as amended hereby, the rest and remainder of the Corporation's Articles of Incorporation shall be and remain in full force and effect.

This Amendment shall become effective upon filing.


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      Dated this 19 day of April, 2007.

                                                     SURGILIGHT, INC.


                                                     By:  /s/ Timothy Shea
                                                          ----------------
                                                     Its: President


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